Exhibit 10.7

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

EXCLUSIVE LICENSE AGREEMENT between

ADVANTAGENE, INC.

and

VENTAGEN, L.L.C.

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (hereinafter referred to as this “Agreement”), effective as March 1, 2014 (the “Effective Date”), is entered into by and between Advantagene, Inc., a corporation duly incorporated under the laws of Delaware and having a place of business at 440 Lexington Street, Auburndale, MA (“Licensor”), and Ventagen, LLC., a Massachusetts limited liability company, having a place of business at 160 Paulson Road, Waban MA (the “Company”).

WHEREAS, Licensor is the sole owner of all right, title and interest in the Technology (as defined herein), the Patent Rights (as defined herein), and Know How (as defined herein) related thereto;

WHEREAS, the Licensor licensed certain rights to the Technology for development and commercialization in Mexico and Central America to Ellka Holding, LLC d/b/a Advantagene Holdings, LLC (“AHI”) on or about February, 2014 (the “Original License”);

WHEREAS, the Licensor and AHI have terminated the Original License contemporaneously with the execution of this Agreement and the Original License is no longer in force and effect; and

WHEREAS, the Company wishes to acquire the Technology for development and commercialization in Mexico and Central America and the Licensor wants to enable the Company to do so pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

Article 1 Definitions

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1	“Affiliate”

means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least [***] percent ([***]%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2	“Applicable Law(s)”

means, with respect to the United States, the FDCA (as defined below), all regulations promulgated thereunder, and all other applicable laws, rules, regulations and guidelines within the Territory that apply to the import, export, research and development, manufacture, marketing, distribution, or sale of Licensed Products in the Field of Use in the Territory or the performance of either party’s obligations under this Agreement (including disclosure obligations as required by the United States Securities and Exchange Commission or other comparable exchange or securities commission having authority over a party) to the extent applicable and relevant to such party.

1.3	“Competent Authority(ies)”

means collectively the entities in each country in the Territory responsible for (a) the regulation of medicinal products intended for human use or the establishment, maintenance and/or protection of rights related to Licensed Products and any successor entities thereto including but not limited to COFEPRIS in Mexico, (b) the establishment, maintenance and/or protection of rights related to the Patent Rights, including the United States Patent and Trademark Office (“USPTO”), and (c) any other applicable regulatory or administrative agency in any country in the Territory that is comparable to, or a counterpart of, the foregoing.

1.4	“Development”

means the Company’s, its Affiliates’, or Sublicensees’ use of commercially reasonable efforts to secure Marketing Authorizations for Licensed Products in the Territory.

1.5	“FDCA”

means the United States’ Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated with respect thereto.

1.6	“FDA”

means the United States Food and Drug Administration and any successor entity thereto.

1.7	“Field of Use”

means the prevention or treatment of cancer in humans and any use in animals.

1.8	Intentionally deleted.

1.9	“Governmental Approval(s)”

means any and all permits, licenses, approvals, and authorizations required by any Competent Authority as a prerequisite to the development, manufacturing, packaging, marketing, distribution and selling of a Licensed Product in the Field of Use in the Territory.

1.10	“IND(s)”

means an investigational new drug application as defined in 21 C.F.R. Part 312 et seq in the United States (as may be amended, supplemented or replaced from time to time), or equivalent application to any Competent Authority of any other country in the Territory, to commence clinical testing of a drug, including but not limited to any amendments, supplements, or supporting correspondence with respect thereto.

1.11	“Improvements”

shall mean any modification or enhancement of a Licensed Product, or any inventions, or discoveries (whether patentable or not), information, and data, owned or controlled by Licensor at any time during the Term, which would be reasonably useful or necessary for the use or sale of any Licensed Product, or the practice of that would infringe a Valid Claim within the Patent Rights or violate data and market exclusivity rights provided by any Competent Authority in the United States or the Territory.

1.12	“Know-how”

shall mean all tangible or intangible information and know-how (other than that which is the subject of a Valid Claim in the Patent Rights), whether patentable or not (but which has not been patented), related to the Technology, the Licensed Product, or any Improvement or which is reasonably useful to or necessary for the Company to develop or commercialize any Licensed Product (including but not limited to: trade secrets, formulations, protocol, results of experimentation, in vitro, preclinical or clinical design, information or results, other proprietary materials, processes, including but not limited to manufacturing processes, data, drawings and sketches, designs, testing and test results, regulatory information of a like nature), owned or controlled by Licensor as of the Effective Date or which Licensor obtains the right to disclose and license to the Company during the Term.

1.13	“Licensed Product(s)”

means any product that (i) cannot be manufactured, used or sold, in whole or part, without infringing one or more Valid Claims included within the Patent Rights in the country in which the product is made, used, leased, imported, exported, offered for sale or sold and/or (ii) incorporates the Know-how or the Technology.

1.14	“Marketing Authorization”

means all necessary and appropriate regulatory approvals, including but not limited to BLAs and reimbursement and pricing approvals, to allow a Licensed Product to be marketed and sold in the Field of Use in a particular country in the Territory.

1.15	“Milestone Payment”

means the payments set out in Article 6.6.

1.16	“BLA”

means a biologies license application (equivalent to that defined in Title 21 of the U.S. Code of Federal Regulations, as amended) to any Competent Authority of any other country in the Territory, to commence commercial sale and marketing of a drug for human use, including but not limited to any amendments, supplements, or supporting correspondence and related documents with respect thereto.

1.17	“Net Sales”

shall have the meaning set out below:

1.17.1

“Net Sales” shall mean the total gross receipts for sales of Licensed Products to customers who are not Affiliates, or are Affiliates, but are end users of the Licensed Products, by or on behalf of the Company or any of its Affiliates or Sublicensees (if applicable), whether invoiced or not, less only the sum of the following:

(a)	usual trade discounts to customers, including but not limited to cash, quantity and trade discounts, rebates and other price reductions for such Licensed Product given to such customers;

(b)	amounts allowed or credited on charge-backs and/or returns;

(c)	bad debt deductions and uncollectible amounts actually written off during the accounting period;

(d)	wholesaler discounts and government chargebacks

1.17.2	Components of Net Sales (and the deductions listed above) shall be determined in the ordinary course of business in accordance with GAAP.

1.17.3

Notwithstanding anything herein to the contrary, the transfer of a Licensed Product to an Affiliate, Sublicensee, or other Third Party in connection with the research, development or testing of a Licensed Product or for purposes of resale shall not be considered a sale of a Licensed Product under this Agreement. Nor shall the transfer of Licensed Product solely for indigent or similar public support or compassionate use programs be considered a sale of Licensed Product under this Agreement.

1.17.4

In the case of discounts on “bundles” of separate products or services which include Licensed Products, the Company may discount (or enable its Affiliates and Sublicensees to discount) the bona fide list price of a Licensed Product by the average percentage discount of all products of the Company and/or its Affiliates and Sublicensees in a particular “bundle”, calculated as follows:

Average percentage discount on a particular “bundle”	=	1 - (X/Y) x 100

where X equals the total discounted price of a particular “bundle” of products, and Y equals the sum of the undiscounted bona fide list prices of each unit of every product in such “bundle”. The Company shall provide Licensor documentation reasonably supporting such average discount with respect to each “bundle.” If a Licensed Product in a “bundle” is not sold separately, and no bona fide list price exists for such Licensed Product, the parties to work together in good faith to determine a reasonable imputed list price for such Licensed Product and Net Sales with respect thereto shall be based on such imputed list price.

1.18	“Patent Rights”

means

1.18.1	all U.S. and foreign patents and patent applications owned or controlled by the Licensor during the Term that cover the Technology in the Territory (the “Patents”);

1.18.2

any and all U.S. or foreign patents, patent applications, or other rights issuing from, or filed subsequent to the date of this Agreement, based on or claiming priority to or from the applications, patents, and rights included in the Patents or relating to any Improvement, including but not limited to continuations, continuations in part, divisional, reexaminations, extensions, reissues, substitutions, renewals, supplementary protection certificates, registrations, and confirmations of any of the foregoing, and any patents resulting from any application or right included in Articles 1.18.1 or 1.18.2;

1.18.3

any information owned or controlled by the Licensor during the Term reasonably necessary to file and obtain issuance of valid patent claims relating to the use, manufacture, development, administration, delivery, formulation, dosing, packaging, and handling of Licensed Products.

The parties shall use commercially reasonable efforts to ensure that the Company is aware of and has an accurate list of the Patents, such list to be amended in writing from time to time to reflect the foregoing, provided that any failure to do so shall not limit the scope of the definition of Patent Rights established above.

1.19	“Person”

means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint venture, non-profit organization, pool, syndicate, sole proprietorship, unincorporated organization, university, governmental authority or any other form of entity not specifically listed herein.

1.20	Intentionally deleted.

1.21	“Registration(s)”

means any and all permits, licenses, authorizations, registrations or regulatory approvals (including, but not limited to, IND or BLA) required and/or granted by any Competent Authority as a prerequisite to the development, manufacturing, packaging, shipping, marketing and/or selling of any product.

1.22	“Royalty Term”

means, on a country-by-country and Licensed Product-by-Licensed Product basis, the period commencing on the Effective Date and ending on the later to occur of (i) the date of the last to expire Valid Claim contained in the Patent Rights covering a Licensed Product in such country (such expiration including, for purposes hereof, the date upon which no Valid Claims remain with respect to a particular country, even if such date occurs prior to patent issuance), provided that, for purposes of this definition, any Valid Claim that has not issued but has been pending more than [***] years from filing shall be deemed expired (and not a Valid Claim); (ii) [***] years from the receipt of Marketing Authorization in the applicable country; and (iii) the date a generic version of a Licensed Product that is manufactured, owned or controlled by a Third Party is granted a Market Authorization.

1.23	“Sublicensee”

means a Third Party that has entered in to an agreement with the Company licensing to such Third Party any of the rights granted to the Company by the Licensor pursuant to Article 2.1, or a Third Party that has entered into a license agreement with any such Sublicensee licensing such Third Party the rights granted to the Company by the Licensor and granted to such subsequent Third Party licensee by the Sublicensee.

1.24	“Technology”

means the delivery of the herpes derived TK protein to tumors or other tissues via a viral vector together with the delivery of a prodrug with the intent to cause a cytotoxic and immunogenic anti-tumoral response, together with (a) any derivatives, parts or polymorphisms (including without limitation splice variants) of any such vector and (b) nucleotide sequences that encode any of the foregoing”.]

1.25	“Term”

has the meaning set out in Article 11.1.

1.26	“Territory”

means the countries of Mexico, Belize, Guatemala, Honduras, El Salvador, Nicaragua, Costa Rica, Panama, Columbia and Bolivia.

1.27	“Third Party”

means any Person other than the Licensor, the Company and their respective Affiliates.

1.28	“Valid Claim”

means any pending or issued claim included within the Patent Rights that has been filed in good faith and has not been withdrawn, permanently revoked, abandoned nor deemed unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed in the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

Article 2 License Grant

2.1	Grant of License

Licensor hereby grants to the Company an exclusive license, with rights to grant sublicense as further described below, to practice under the Patent Rights and to utilize the Know-how solely in the Territory and in the Field of Use, including to:

2.1.1

conduct research, use, have used, import, have imported, export, have exported, offer for sale, have sold, sell, distribute and market Licensed Products to the full end of the Royalty Term, unless sooner terminated pursuant to the terms of this Agreement, provided, however, that the Company, subject to Article 2.1.4, shall not have the right to make, have made or otherwise manufacture Licensed Products; and

2.1.2	sublicense to third parties, through multiple tiers, in accordance with Article 2.2 below, the rights granted under Article 2.1.1.

2.1.3

Exclusivity. The Licensor and its Affiliates will not commercialize Licensed Product in the Territory in the Field of Use. The Licensor may not grant licenses to Third Parties to develop, use or sell Licensed Products for use in both the Territory and the Field of Use. The Company covenants that it and its Affiliates and sublicensees shall not manufacture, develop or commercialize Licensed Products or any product incorporating the Technology except as expressly provided in this Agreement, including but not limited to, outside of the Territory. Licensor retains exclusive rights relating to the Technology and Licensed Products outside of the Territory and Field of Use. The sale of Licensed Products by the Company, its Affiliates or sublicensees outside of the Territory shall be a material breach of this Agreement by the Company (with the exception of de minimis unintentional sales). The Company covenants it will not sell any Licensed Products for export outside the Territory and will include (i) as a covenant of all purchasers of Licensed Products that such customer will not export Licensed Products outside the Territory and (ii) that Licensor is a third party beneficiary of such covenant and can sue for its breach.

2.1.4

Conditional Right to Manufacture Licensed Products in the Territory. If the Licensor is unable or unwilling to manufacture and timely supply Licensed Products to the Company in sufficient quantities to meet commercial demand in the Territory, as determined by reasonable forecasts provided by the Company to the Licensor at least [***] months in advance of its anticipated commercial requirements, then the Company shall have the right, but not the obligation, to make or have made Licensed Product in the Territory to enable the Company to maintain an adequate commercial supply of Licensed Products in the Territory.

2.1.5

No right to set Wholesale Price of Licensed Products. As a condition of the Agreement or any sublicense Agreement, the Company and any Sublicensee hereby agrees (in the case of the Company) and will agree (in the case of any Sublicensee) that it will not set a wholesale price for any Licensed Product in the Territory that is less than the wholesale price for the Licensed Product in the United States. A breach of this 2.1.5 by the Company or its Sublicensee shall be a material breach of this Agreement. Notwithstanding the foregoing, the Company may provide discretionary and usual rebates, discounts, chargebacks and other price reductions to its customers and in support of indigent use and compassionate use programs.

2.2	Sublicenses

2.2.1

The Company shall have the right to sublicense rights granted in Article 2.1 in its sole discretion, and each Sublicensee shall have the right to grant further sublicenses in their sole discretion, provided, however, that (a) Licensor shall be notified of and provided a copy of any and all granted sublicenses (including those agreements between Sublicensees); (b) any and all sublicenses shall be consistent with and subject to the terms of this Agreement; and (c) notwithstanding the grant of a sublicense, the Company shall remain responsible for the complete and faithful performance of all the covenants and obligations under this Agreement, and the Company shall take prompt and reasonable corrective action against any Sublicensee to end any action or omission by the Sublicensee which, if committed by Company would be a breach of an obligation of Company under this Agreement and to use reasonable efforts to mitigate any harm or damages caused to Licensor by such action or omission, including where warranted termination of the sublicense. All sublicenses granted under this Article 2.2.1 shall survive and be automatically assigned to Licensor upon termination of this Agreement, provided however, Licensor shall not be obligated to incur any obligations in excess of those of Licensor to the Company contained herein.

2.2.2

No Sublicensing of Manufacturing Rights. Notwithstanding Article 2.2.1, the Company may not and will not sublicense its rights to manufacture or otherwise make or have made Licensed Products in the Territory granted to it under Article 2.1.4.

Article 3 Technology and Regulatory Transfer

3.1	Technology and Regulatory Transfer

Upon execution of this Agreement, Licensor shall provide the Company access to and the right to reference, at no additional cost, all Know-how, which shall include but not be limited to all pre-clinical or clinical data, trade secrets, human safety data, preliminary efficacy data, and other regulatory data related to any Licensed Product in its possession, in each case that may reasonable be required by the Company to develop and commercialize Licensed Products in the Territory.

Article 4 Regulatory Compliance

4.1	Ownership and Maintenance of Governmental Approvals

4.1.1

The Company will own all Marketing Authorizations for each country in the Territory for Licensed Products. Without limiting the generality of the foregoing, the Company shall prepare and submit in its own name and at its expense BLAs (or its equivalent) with the appropriate Competent Authorities in the Territory’ and any other equivalent application with the Competent Authorities in other countries in the Territory.

4.1.2

The Company shall secure and maintain in good standing, at its sole cost and expense, any and all Registrations and Governmental Approvals (including, Marketing Authorizations, licenses, permits and consents, facility licenses and permits required by Applicable Laws or by the applicable Competent Authorities) necessary and/or required for the Company to perform its obligations under this Agreement and use commercially reasonable efforts at its cost and expense to secure and maintain any variations and renewals thereof. The Company shall promptly notify the Licensor of any written or oral notices received from, or inspections by, any Competent Authority relating to any such Governmental Approvals.

4.2	Rights of Reference

Each party shall grant and hereby grants to the other a free-of-charge right and license to reference and use and have full access to all preclinical and clinical data, information, and results (including source documentation like patient case report forms), Registrations, Governmental Approvals, Marketing Authorizations, and all other regulatory documents relating to or useful for the development and commercialization of the Technology and Licensed Products, including but not limited to any IND and BLA, and any supplements, amendments or updates to the foregoing, where such regulatory documents are owned, licensed, or controlled by the other party (the “Right of Reference”). Notwithstanding the foregoing, subject to Article 2.1.4, in the case of the Company, the Right of Reference to chemistry, manufacturing and controls information shall be limited to only that data and information required to develop and commercialize Licensed Products in the Territory, including to support INDs or Marketing Authorizations, and shall not be used for the manufacturing of the Technology or any Licensed Product. Each party may license the Right of Reference to Affiliates and to Sublicensees to the extent it is reasonably required to develop and commercialize (but in the case of the Company, not manufacture) Licensed Products in their respective Territory.

Article 5 Development and Commercialization

5.1	Development

The Company shall use commercially reasonable efforts to complete the Development of Licensed Products in the Territory in the Field, including: (a) conducting all required pre-clinical studies including toxicology studies; (b) conducting all required activities related to human clinical trials; (c) conducting all required marketing, promotion, sales, and distribution of Licensed Products; and

the (d) filing and maintaining any and all regulatory filings. Registrations, applications and Government Approvals and Marketing Authorizations covering any of the foregoing activities and other related regulatory activities. All activities relating to Development and commercialization under this Agreement shall be undertaken at Company’s sole cost and expense, except as otherwise expressly provided in this Agreement. The Right of Reference in Article 4.2 above shall include all data, results and information generated by the Company or its Sublicensees in the performance of the Development.

5.2	Commercialization

The Company shall, promptly following receipt of the necessary Marketing Authorizations, use commercially reasonable efforts to, itself or through the activities of its Sublicensees and Affiliates, commence marketing of, and to distribute, promote, market, sell and commercialize thereafter, Licensed Products in the Territory within Field of Use.

Article 6 Royalties and Other Consideration

6.1	Manufacturing Transfer Price.

The Company hereby agrees to purchase all of its clinical and commercial supply of Licensed Products exclusively from the Licensor for a per unit fee equal to cost plus [***]% of the Average Quarterly Selling Price of the Licensed Products in the Territory to the full end of the Royalty Term in each country in the Territory. The “Average Quarterly Selling Price” shall mean the listed per unit wholesale price less average per unit discounts and rebates for each fiscal quarter, provided, however, the Average Quarterly Selling Price shall never be less than U.S. $[***] per unit dose and never more than U.S. $[***] per unit dose.

6.2	Reduced Transfer Price Under Certain Circumstances

If Licensor is unable or unwilling to manufacture and timely provide Licensed Products to the Company in sufficient quantities to meet commercial demand in the Territory and the Company and its Sublicensees are required to manufacture and distribute Licensed Products themselves (as further described in Article 2.1.4), then the Company shall remit to the Licensor U.S. $[***] per unit dose sold by it, its affiliates, agents or sublicensees or end users, even if such Licensed Product is sold in combination with other products, to the full end of the Royalty Term in each country in the Territory.

6.3	License Fee

As further consideration for the license granted hereunder, the Company will remit U.S. $[***] (the “License Fee”) to the Licensor no later than [***] after achieving aggregate Nets Sales equal to U.S. $[***] (as determined using the currency exchange procedures in Article 6.7). The License Fee shall be [***] ($[***]) Dollars that are incurred by it to obtain the first Marketing Authorization for a Licensed Product in the Territory.

6.4	Research and Development Support.

The Company will remit U.S. $[***] to the Licensor (the “R&D Fee”).

6.5	Place of Payment, Taxes and Conversions

All payments under this Agreement shall be paid in United States dollars, unless otherwise required by law, at such place as Licensor may reasonably designate consistent with applicable laws and regulations. Any taxes, duties, or other levies which the Company, its Affiliate or any Sublicensee shall, in its reasonable discretion, be required by law to pay or withhold on remittance of any payment(s) due under this Agreement shall be deducted from such payment(s) to Licensor. Any such taxes, levies, or duties required under applicable law to be paid or withheld shall be an expense of, and borne solely by, Licensor. The Company will use commercially reasonable efforts to secure and send to Licensor proof of any such taxes, duties or other levies withheld and paid by the Company for the benefit of Licensor, and cooperate, at Licensor’s expense, with any reasonable request to help ensure that amounts withheld and/or paid are reduced and/or recovered to the extent permitted by the relevant jurisdiction. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at Citibank, N.A. in New York, New York on the last business day of the calendar quarterly reporting period to which such royalty payments relate. In each country where the local currency is blocked and cannot be removed from the country under such country’s applicable law, royalties accrued with respect to that country shall be paid to Licensor in such country in local currency by deposit in a local bank designated by Licensor, unless the parties otherwise agree

6.6	Time for Payment

The Company shall pay to Licensor the royalties and other payments due and payable under this Agreement on a quarterly basis, due [***] days after the conclusion of each calendar quarter, and shall provide the documents and records referred to in Article 7.1 along with such payment. If no royalties or other payments that may be due to Licensor under this Agreement shall be due, the Company shall not be required to make a report pursuant to Article 7.1.

6.7	Interest

Amounts which are not paid when due shall accrue interest from the due date until paid, at a rate equal to the then prevailing prime rate of Citibank, N.A., plus [***] percent ([***]%).

Article 7 Reports and Records

7.1	Record Keeping and Retention.

Commencing as of the Effective Date, the Company and its Affiliates and Sublicensees shall keep for at least [***] years from the end of the calendar year to which they pertain complete and accurate records of the Development and sales or other commercial disposition by Company or its Affiliates and Sublicensees, as the case may be, of each Licensed Product, in sufficient detail to allow the accuracy of the payments made or owed under this Agreement to be confirmed. Subject to the other terms of this Article 7, at the request of Licensor, which shall not be made more frequently than once per calendar year during the Term, upon at least [***] days’ prior written notice from Licensor, and at the expense of Licensor (except as otherwise provided herein), the Company shall permit an independent certified public accountant reasonably selected by Licensor and reasonably acceptable to the Company to inspect (during regular business hours) the relevant records required to be maintained by the Company and its Affiliates and Sublicensee under this

Article 7. In every case the accountant must have previously entered into a reasonable confidentiality agreement with both parties substantially in the form typically used in similar circumstances limiting the disclosure and use of such information by such accountant to authorized representatives of the Parties and the purposes germane to this Article 7. Results of any such review shall be binding on both Parties absent manifest error or fraud. Each Party agrees to treat the results of any such accountant’s review of the other Party’s records under this Article 7 as Confidential Information of the other Party subject to the terms of Article 13. If any review reveals a deficiency in the calculation and/or payment of royalties or other payments by Company, then (a) the Company shall promptly pay Licensor the amount remaining to be paid, and (b) if such underpayment is by [***] percent ([***]%) or more of the amount otherwise owed for the period audited, the Company shall pay the reasonable out-of-pocket costs and expenses incurred by Licensor in connection with the review.

Article 8 Patent Prosecution and Maintenance

8.1	Patent Prosecution and Maintenance.

Licensor shall have the right and obligation at its sole expense to control the preparation, filing, prosecution and maintenance of all patents and patent applications within the Patent Rights. If Licensor elects not to file any such patent application in any country, or decides to abandon any such pending application or issued patent in any country, Licensor shall provide written notice to the Company, and the Company shall have the right at its sole expense to assume control of the preparation, filing, prosecution and maintenance of such patent application or patent at its own expense.

8.2	Notification of Infringement.

Each party shall notify the other party of any substantial infringement in the Territory known to such party of any Patent Rights and shall provide the other party with the available evidence, if any, of such infringement.

8.3	Enforcement of Patent Rights.

Licensor shall have the right at its sole expense and in its sole discretion to control the enforcement of the Patent Rights against infringers. If, within [***] months of receipt of written notice from Company that a Third Party is marketing in the Field in the Territory a product that infringes the Patent Rights, Licensor fails to abate the infringement or file suit to enforce such Patent Rights against the infringing party, then the Company shall have the right to take whatever action it deems appropriate in its own name and, if required by law, in the name of Licensor to enforce such Patent Rights in the Field and Territory, and Licensor shall reasonably cooperate with Company in the planning and execution of any such action to enforce the Patent Rights in the Field in the Territory. The party controlling any such enforcement action may not settle, or otherwise consent to an adverse judgment in, such action that diminishes the rights or interests of the non-controlling party without the prior express written consent of the non-controlling party. All monies recovered upon the final judgment or settlement of such action shall be shared, after reimbursement of expenses, in relation to the damages suffered by each party. If the Company does not receive sufficient monies from a final judgment or settlement to cover its expenses for such suit, the Company shall have the right to credit up to [***] percent ([***]%) of such expenses against any royalties or other fees owing by the Company pursuant to Article 2 above.

8.4	Cooperation.

In any suit to enforce and/or defend the License Patent Rights pursuant to this Article 8, the party not in control of such suit shall, at the request and expense of the controlling party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

Article 9 Dispute Resolution

9.1	Disputes

9.1.1

The parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either party’s rights and/or obligations hereunder or to the interpretation, performance, breach, or termination of this Agreement, (a “Dispute”). It is the objective of the parties to establish procedures to facilitate the resolution of a Dispute in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in this Article 9 if and when a Dispute arises under this Agreement.

9.1.2

A Dispute among the parties will be resolved as recited in this Article 9. Any Disputes relating to this Agreement shall be promptly presented to the Chief Executive Officers of Licensor and the Company, or their respective designees (who must be members of a party’s senior management) for resolution. From the date of referral of a Dispute to the Chief Executive Officers or their designees of the parties and until such time as any matter has been resolved by the parties or has been finally settled by arbitration hereunder, the running of the cure periods (if any) as to which a party must cure a breach that is part of the subject matter of any Dispute shall be suspended. In the event that the Chief Executive Officers of Licensor and the Company, or their respective designees, cannot after good faith negotiations resolve the Dispute within [***] days (or such other period of time as mutually agreed to by the parties in writing) of being requested by a party to resolve a Dispute, the parties agree that such Dispute shall be resolved by binding arbitration in accordance with this Article 9.

9.1.3

If a party intends to begin arbitration to resolve such Dispute, such party shall provide written notice (the “Arbitration Notice”) to the other party informing such other party of such intention and the issues to be resolved. Any arbitration hereunder shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”; such rules, the “AAA Rules”), except as modified herein. The arbitration shall be conducted by a panel of three (3) independent, neutral arbitrators that are industry experts experienced in the issues comprising the Dispute and have no past, present or reasonably anticipated future affiliation with either party (the “Panel”). Company and Licensor shall each be entitled to select one (1) such arbitrator, with the two such arbitrators so selected selecting the third such arbitrator. In the event either party fails to select its arbitrator within such [***] day period, the arbitrator selected by the other party within such [***] day period shall be entitled to select such arbitrator. The arbitration shall take place in Houston, Texas and be conducted in English. The Panel shall apply the laws of the Commonwealth of Massachusetts, without regard to its conflicts of laws provisions. The Panel shall issue appropriate protective orders to protect each party’s Confidential Information. If a party can demonstrate to the Panel that the complexity of the issue or other reasons warrant the extension of one or more timetables in the AAA Rules, the Panel may extend such timetables but in no event shall the proceeding extend more than [***] months from the date of filing of the arbitration notice with the AAA. The Panel’s decision shall be in writing. The Panel shall have the authority to award any remedy allowed by law, including but not limited to compensatory damages, pre-judgment interest, but not punitive or other damages and each party shall be deemed to have waived any right to such excluded damages. Each party shall bear its own costs, fees and expenses in the arbitration and shall share equally the Panel’s fees, unless the Panel determines that its fees are to be paid by the non-prevailing party. Notwithstanding anything to the contrary, without prejudice to the above procedures, either party may seek injunctive relief or other provisional judicial relief if, in its reasonable judgment, such action is necessary to avoid irreparable damage or otherwise enforce its rights hereunder.

9.2	Performance to Continue

Each party shall continue to perform its obligations, and shall be permitted to continue to exercise its rights, under this Agreement pending final resolution of any Dispute arising out of or related to this Agreement; provided, however, that a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.

9.3	Determination of Patents and Other Intellectual Property

Notwithstanding the foregoing, any dispute relating to the determination of validity of claims, infringement or claim interpretation relating to Licensor’s Patent Rights shall be submitted exclusively to the courts.

9.4	Statute of Limitation and Time-Based Defenses Tolled

All applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while any arbitration proceedings are pending and during any arbitration proceedings. The parties shall cooperate in taking any actions necessary to achieve this result.

Article 10 Term and Termination

10.1	Term

This Agreement shall become effective on the Effective Date and shall expire on the date of the expiration of the last to expire Royalty Term in any country in the Territory (the “Term”), unless earlier terminated as provided in Articles 10.2, 10.3, or 10.5.

10.2	Termination for Insolvency

If the Company shall become bankrupt, or shall file a petition in bankruptcy, or if the business of the Company shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of the Company or otherwise, Company shall provide notice thereof to Licensor and License may, subject to the effects of and protections of any applicable bankruptcy-related laws, rules, or regulations, terminate this Agreement upon notice to Company given within [***] business days of Licensor’s receipt of such notice.

10.3	Termination for Material Breach

Upon any material breach or default of this Agreement by the Company, Licensor shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by giving [***] days prior written notice to the Company. Upon the expiration of the [***] day period, if the Company shall have not cured such breach or default, this Agreement shall, at the option of Licensor, terminate upon written notice of Licensor. If a good faith dispute regarding termination is addressed pursuant to Article 10, this license shall remain in full force and effect until such dispute is resolved. All applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while any good faith negotiation or mediation procedures are pending or ongoing. The parties shall reasonably cooperate in taking any actions necessary to achieve this result.

10.4	Expiration of Royalty Term on a Country by Country Basis

Upon the expiration of the Royalty Term in each country in the Territory, the Company will have an irrevocable, perpetual, paid up, royalty-free exclusive license, with rights of sublicense (through multiple tiers), under all rights granted under this Agreement to use, have used, lease, import and export, offer to sell, sell have sold, produce, distribute and market Licensed Products in such country.

10.5	Termination for Convenience

The Company shall have the right at any time to terminate this Agreement in its entirety or on a country-by-country basis, for any reason or no reason, by giving [***] days notice thereof in writing to Licensor.

10.6	Consequences of Termination

Upon the early termination of this Agreement by either party, the following shall occur:

10.6.1

Subject to Article 10.6.2, the Company and its Affiliates (as the case may be) shall have no right to practice within the Patent Rights or use any of the Patent Rights and Know-how, and all rights, title or interest in, or other incidents of ownership under, the Patent Rights and Know-how shall revert to and become the sole property of Licensor, and the licenses granted under Article 2.1 shall automatically terminate.

10.6.2

Notwithstanding Article 10.6.1, if this Agreement is terminated other than pursuant to Article 10.5, the Company and its Affiliates may, after the effective date of such termination and continuing for a period not to exceed [***] months thereafter, sell all completed Licensed Products, and complete (or have completed) any Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that the Company:

(a)	notifies Licensor of its decision within [***] days after the date it receives a notice of termination by Licensor or the date it provides a notice of termination to Licensor, as the case may be;

(b)	pays or cause to be paid to Licensor the royalties and other payments thereon as required by Article 6 of this Agreement; and

(c)	submits the reports required by Article 7 hereof.

10.6.3	If the Company does not elect pursuant to Article 10.6.2 to sell-off or distribute, as applicable, any existing inventory of Licensed Product, the Company shall, at Licensor’s election, either:

(a)	sell all existing inventory of Licensed Product to Licensor at fair market value; or

(b)	destroy all remaining inventory of Licensed Product in accordance with Applicable Laws and provide Licensor with written proof of destruction sufficient to comply with Applicable Laws.

10.6.4

Notwithstanding anything to the contrary, each sublicense granted under this Agreement by the Company or its Affiliates to a Sublicensee shall, to the extent not imposing obligations on Licensor in excess of those contained herein, survive such termination and be automatically assigned to Licensor as provided for in Article 2, in order to provide for the applicable Sublicensees’ continued enjoyment of their rights under such sublicenses.

10.7	Partial Termination

Upon the early termination of this Agreement by either party in respect of a country, the terms of Article 11.6 shall apply in respect of such country.

10.8	Survival

Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination, or such party’s obligations under Articles 6 and 7, and the following provisions shall survive such termination: Articles 11, 12.3, 13 and 14. Additionally, the Licensor’s rights pursuant to Article 4.2 shall survive the termination of this Agreement.

Article 11 Limitation of Liability, Indemnity

11.1	NO IMPLIED WARRANTIES

11.1.1

LICENSOR DOES NOT MAKE AND EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENTED RIGHTS CLAIMS, ISSUED OR PENDING.

11.1.2

NOTHING HEREIN SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY BY LICENSOR TO THE COMPANY THAT THE PATENT RIGHTS AND KNOW-HOW ARE NOT INFRINGED BY ANY THIRD PARTY, OR THAT THE PRACTICE OF SUCH RIGHTS DOES NOT INFRINGE ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

11.2	Indemnity

11.2.1

The Company agrees to defend, indemnify and hold harmless Licensor, its Affiliates, directors, employees and officers (“Licensor Indemnitees”) from and against all liability, demands, damages, including without limitation reasonable legal fees and expenses, and losses including death, personal injury, illness or property damage arising directly out of the Company’s use, manufacture, sale, or other disposition of Licensed Products under the terms of this Agreement, to the extent not resulting from any Licensor Indemnitee’s breach of this Agreement, negligence, willful misconduct, or failure to comply with Applicable Laws.

11.2.2

Licensor agrees to defend, indemnify and hold harmless the Company, its Affiliates, directors, employees, and officers (“Company Indemnitees”) from and against all liability, demands, damages, including without limitation reasonable legal fees and expenses, and losses including but not limited to death, personal injury, illness or property damage arising directly out of any Licensor Indemnitee’s breach of this Agreement, negligence, willful misconduct, or failure to comply with Applicable Laws.

11.3	LIMITATION OF LIABILITY

EXCEPT WITH REGARD TO DAMAGES ARISING FOR INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, BREACHES OF ARTICLE 12.3 OR 13, AND ANY DUTY TO INDEMNIFY FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES UNDER ARTICLE 11.2.1 OR 11.2.2, IN NO EVENT SHALL EITHER PARTY OR THEIR AFFILIATES BE LIABLE FOR SPECIAL, PUNITIVE,

INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY AND IRRESPECTIVE OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

Article 12 Use of Names and Publication

12.1	Use of Name

Nothing contained in this Agreement shall be construed as granting any right to the Company or its Affiliates to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of Licensor or any of its units (including contraction, abbreviation or simulation of any of the foregoing) without the prior, written consent of Licensor; provided that Company may identify Licensor as the licensor under this Agreement without such consent to actual or potential investors, investment bankers, acquirers, acquisition targets, and strategic partners, and where the use of such names may be required by Applicable Law.

12.2	No Agency

Nothing herein shall be deemed to establish a relationship of principal and agent between Licensor and the Company, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as creating a partnership between the Licensor and the Company, or as creating any other form of legal association or arrangement, which would impose liability upon one party for the act or failure to act of the other party.

12.3	Publication

In the event that the Company or any Affiliate, employee, officer, director, or shareholder thereof desires to publish or disclose, by written, oral or other presentation, any information about the Technology or included in the Patent Rights, Know-how, or any material information related thereto, the Company shall provide the Licensor with a copy of the proposed publication, presentation, or disclosure at least [***] days prior to its submission for presentation, publication, or disclosure. The Licensor may request that the Company, no later than [***] days following the receipt of such proposed publication, presentation, or disclosure, (i) delay such presentation, publication or disclosure for up to an additional [***] days in order to enable the Licensor to file, or have filed on their behalf, a patent application, copyright or other appropriate form of intellectual property protection related to the information to be disclosed or request that the Company do so, (ii) remove the Licensor’s Confidential Information from such presentation, publication or disclosure, and/or (iii) make any other reasonable changes to such proposed publication, presentation, or disclosure, as applicable. Upon receipt of such request, the Company shall (i) arrange for a delay of such presentation, publication or disclosure until such time as the Licensor or the Company have filed, or had filed on its behalf, such patent application, copyright or other appropriate form of intellectual property protection in form and in substance reasonably satisfactory to the Company and Licensor, (ii) remove the Licensor’s Confidential Information from such presentation, publication or disclosure, and/or (iii) reasonably consider any other reasonable changes proposed by the Licensor. If Company does not receive any request from the Licensor to delay such presentation, publication or disclosure, the Company may submit such material for presentation, publication or other form of disclosure, subject to Company’s obligations under Article 15.

Article 13 Confidentiality

13.1	Confidentiality and Non-Use

Any proprietary or confidential information relating to the Technology, Patent Rights, Know-how (including but not limited to patent prosecution documents relating to Patent Rights), reports and records provided under Articles 3.1, 4.2 and 7, and any other reasonably confidential or proprietary information concerning a party’s business or technology disclosed to the other party under this Agreement collectively constitute the “Confidential Information.” Neither party will use the Confidential Information for any purpose unrelated to the exercise of their rights or fulfillment of their obligations under this Agreement, and will hold it in confidence during the Term and for a period of [***] years after the termination or expiration date of this Agreement. Each party shall exercise with respect to such the Confidential Information the same degree of care as the party exercises with respect to its own confidential or proprietary information of a similar nature, but in no event less than reasonable care, and shall not disclose it or permit its disclosure to any Third Party (except to those of its employees, consultants, or agents who are bound by a substantially similar obligation of confidentiality of this Agreement). However, such undertaking of confidentiality shall not apply to any information or data which:

13.1.1	The receiving party receives without obligation of confidentiality at any time from a third-party lawfully in possession of same and having the right to disclose same;

13.1.2	is, as of the date of this Agreement, in the public domain, or subsequently enters the public domain through no fault of the receiving party;

13.1.3	is independently developed by the receiving party as demonstrated by written evidence without reference to or benefit of information disclosed to the receiving party by the disclosing party;

13.1.4	is disclosed pursuant to the prior written approval of the disclosing party; or

13.1.5

is required to be disclosed pursuant to Applicable Law or legal process (including, without limitation, to a governmental authority) provided that recipient will (i) give prior written notice of such required disclosure to the other party, to the extent reasonably practicable, (ii) give reasonable assistance to the other party, as requested thereby, seeking confidential or protective treatment thereof, and (iii) only disclose such Confidential Information to the extent required by such Applicable Law or legal process.

13.2	Material Non-Public Information

The Company understands that it is the intent of the Licensor to register its capital stock on a national securities exchange or the Over the Counter Bulletin Board and accordingly, the Licensor understands that confidential information provided to it by the Company pursuant to the terms of this Agreement may constitute “material non-public information” concerning the Company.

Article 14 Miscellaneous Provisions

14.1	Assignment

This Agreement and the rights and duties appertaining hereto may not be assigned by either party without first obtaining the written consent of the other party, which consent shall not be unreasonably withheld. Any such purported assignment without the written consent of the other party shall be null and of no effect. Notwithstanding the foregoing, each party hereto may assign this Agreement without the consent of the other (i) to a purchaser, merging, or consolidating corporation, or acquirer of all or substantially all of such party’s assets or business (or that portion thereof to which this Agreement relates) and/or pursuant to any reorganization of such party or (ii) to an Affiliate of such party.

14.2	Binding Nature and Inurnment

This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the Effective Date. As of the Effective Date, this Agreement is binding upon and inures to the benefit of the parties and their respective permitted successors and assigns.

14.3	Counterparts; Facsimile

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be signed and delivered to the other party by facsimile signature; such transmission will be deemed a valid signature.

14.4	Entire Agreement; Amendment

The parties hereto acknowledge that this Agreement, including the Exhibits, Schedules and documents incorporated by reference, sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change of modification except by the execution of a written instrument subscribed to by the parties hereto and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties.

14.5	Force Majeure

Neither party is responsible for delays resulting from causes beyond its reasonable control, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove those causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever the causes are removed.

14.6	Further Assurances

From time to time during the Term, at the request of either party, the other party shall execute and deliver such documents and take such other action as the requesting party may reasonably request to consummate more effectively the transactions contemplated hereby.

14.7	Headings

The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

14.8	Law

This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of laws.

14.9	Payments, Notices and Other Communications

Any payment, notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and sent by certified first class mail, postage prepaid, by hand delivery or by facsimile if confirmed in writing, in each case effective upon receipt, at such party’s principal place of business or as otherwise designated by written notice given to the other party

14.10	Payment of Own Fees and Expenses

Each of the Company and Licensor shall be responsible for their own expenses relating to the preparation and consummation of this Agreement and, except as specified herein, the agreements and transactions contemplated hereby.

14.11	Severability

The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

14.12	Waiver

The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. Any waiver of any rights or failure to act in a specific instance relates only to that instance and is not an agreement to waive any rights or fail to act in any other instance.

[Signature page to follow.]

Schedule 1.18: Patent Rights

[NOTE: To be completed/updated by Licensor]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in triplicate by proper persons thereunto duly authorized.

ADVANTAGENE, INC.	VENTAGEN, LLC

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Ellka Holding, LLC d/b/a Advantagene Holdings, LLC hereby consents to this Agreement and acknowledges and agrees that the Original License is hereby cancelled and terminated, without breach, and is hereafter void and shall no longer be in force and effect.

ELLKA HOLDING ,LLC

By:

Name:

Title:

Date: